                                                                   Exhibit 7.2





                         PRO FORMA FINANCIAL INFORMATION


The Pro Forma Consolidated Balance Sheet of Realty Refund Trust (the Trust) (i) is presented as if the acquisition of the membership interests in Tucson St. Mary's Suite Hospitality LLC (St. Mary's) as discussed in Item 2 of this Form 8-K had occurred on January 31, 1998; and (ii) adjusts the historical balance sheet of the Trust as of January 31, 1998 for the effects of the acquisition. The Pro Forma Consolidated Statement of Operations for the Trust for the year ended January 31, 1998 (i) is presented as if the acquisition of St. Mary's had occurred on February 1, 1997; (ii) the formation transactions, (previously reported on Form 8-K dated February 17, 1998) had occurred on February 1, 1997; and (iii) adjusts the historical operating results of the Trust for the year ended January 31, 1998 for the effects of the acquisition and formation transactions. The pro forma information is not necessarily indicative of what the actual financial position and results of operations of the Trust would have been, assuming these transactions had been consummated as of January 31, 1998 or as the beginning of the period presented, nor does it purport to represent the future financial position or results of operations of the Trust.

                               REALTY ReFUND TRUST


                       PRO FORMACONSOLIDATED BALANCE SHEET

                            JANUARY 31, 1998 AND 1997

                    (Unaudited, dollar amounts in thousands)

                                                                 Trust       St. Mary's    Pro Forma             Pro
                      ASSETS                                  Historical     Historical    Adjustment           Forma
                      ------                                  ----------     ----------    ----------           -----
                                                                 (A)            (A)           (B)
INVESTMENTS IN HOTEL PROPERTY, net                               $41,241        $6,315                           $47,627

CASH AND CASH EQUIVALENT                                           2,379           106          (16) (C)           2,469
                                                                 -------        ------      -------              -------

ACCOUNT RECEIVABLES                                                    -            52          (52) (C)               -

INVENTORY                                                              -            97          (97) (C)               -

OTHER ASSETS                                                           -            96          (96) (C)               -
                                                                 -------        ------      -------              -------

TOTAL ASSETS                                                     $43,620        $6,666      $  (261)             $43,359
                                                                 =======        ======      =======              =======


           LIABILITIES AND SHAREHOLDERS' EQUITY
           ------------------------------------

MORTGAGE NOTES PAYABLE                                           $17,710        $6,000                           $23,710

NOTES PAYABLE TO BANKS                                               155            50                               205

OTHER NOTES PAYABLE                                                2,865             -                             2,865

ADVANCES PAYABLE TO RELATED PARTIES                                1,700         1,140                             2,840

DUE TO LESSEE                                                        944             -          130  (C)           1,074

ACCOUNTS PAYABLE AND ACCRUED EXPENSES
                                                                     572           690         (391) (C)             871

MINORITY INTEREST IN LIMITEDPARTNERSHIP                           14,075             -       (1,214) (D)          12,861

EQUITY:
   Shares of beneficial interest without par value;
     unlimited authorization; 1,667,817 and 1,020,586
     shares issued and outstanding in 1998                         5,599        (1,214)       1,214  (D)           5,599
                                                                 -------        ------      -------              -------

TOTAL EQUITY                                                       5,599        (1,214)       1,214                5,599
                                                                 -------        ------      -------              -------

TOTAL LIABILITIES AND EQUITY                                     $43,620        $6,666      $  (261)             $43,359
                                                                 =======        ======      =======              =======

                         The accompanying notes to pro forma consolidated
                           balance sheet are an integral part of this balance sheet.

                               REALTY REFUND TRUST

                  NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET

                             AS OF JANUARY 31, 1998

                    (Unaudited, dollar amounts in thousands)


(A) Derived from the historical balance sheet of the Trust as of January 31, 1998 and the historical balance sheet of St. Mary's as of December 31, 1997.

(B) Reflects the acquisition of St. Mary's membership interest by RRF Limited Partnership (RRFLP). The Trust is a 12.4% sole general in RRFLP. As James
     F. Wirth, Chairman of the Trust and holder of limited partnership units representing 53% of RRFLP, together with his spouse own 100% of St. Mary, no adjustment to historical carrying amounts of St. Mary's assets and liabilities have been made.

(C) Represents the elimination of working capital assets and liabilities due to lessee.

(D) Represents equity of St. Mary's being reflected as minority in limited partnership.

                               REALTY ReFUND TRUST

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEARS ENDED JANUARY 31, 1998

                    (Unaudited, dollar amounts in thousands)

                                                                                 St. Mary's
                                                   Trust           Formation      Pro Forma
                                                 Historical      Transactions    Adjustments   Pro Forma
                                                 ----------      ------------    -----------   ---------
                                                    (A)              (B)              (B)

PERCENTAGE LEASE REVENUE                          $               $     7,902      $ 1,147     $    9,049

OTHER RENTAL REVENUE                                   1,367           (1,367)          --             --
                                                  ----------      -----------      -------     ----------
INTEREST INCOME                                           55               --           --             55
                                                  ----------      -----------      -------     ----------
                                                       1,422            6,535        1,147          9,104

LOSS ON SALE OF REAL ESTATE                               36              (36)          --             --

INTEREST EXPENSE ON MORTGAGE AND OTHER
   NOTES PAYABLE                                         118            1,492          630          2,240

ADVISORY FEE TO RELATED PARTY ADVISOR
                                                          --              576          112            688

OPERATING EXPENSES OF REAL ESTATE HELD FOR
   SALE                                                1,379           (1,379)          --             --

DEPRECIATION AND AMORTIZATION                             21            1,689          360          2,070

GENERAL AND ADMINISTRATIVE                               441              137           70            648

REAL ESTATE AND PERSONAL PROPERTY TAXES AND
   CASUALTY INSURANCE AND GROUND RENT
                                                          --              820          230          2,122

MINORITY INTEREST                                         --            2,396         (223)         2,173
                                                  ----------      -----------      -------     ----------

        TOTAL EXPENSES AND MINORITY INTEREST
                                                       1,995            5,695        1,179          8,869

NET INCOME (LOSS) ATTRIBUTABLE TO SHARES OF
   BENEFICIAL INTEREST
                                                  $     (573)     $       840      $   (32)    $      235
                                                  ----------      -----------      -------     ----------

NET INCOME (LOSS) PER SHARE                       $    (0.30)                                  $     0.14
                                                  ==========                                   ==========

WEIGHTED AVERAGE NUMBER OF SHARES
   OUTSTANDING                                     1,667,817                                    1,667,817

                   The accompanying notes to pro forma consolidated statement of operations are an integral part of this statement.


                               REALTY REFUND TRUST

             NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                       FOR THE YEAR ENDED JANUARY 31, 1998

                        (Unaudited, amounts in thousands)


(A) Derived from the historical statement of operations for the Trust for the year ended January 31, 1998.

(B) Represents pro forma adjustments to reflect the (i) formation transaction and (ii) the acquisition of St. Mary's as of February 1, 1997. The pro forma adjustments include the following:

      1. Pro Forma percentage rent for RRFLP as calculated pursuant to the terms of the percentage leases between RRFLP and the hotels acquired in the formation transactions and St. Mary's.

      2. Pro Forma adjustments to other rental revenue, loss on sale of real estate and operating expense of real estate held for sale assume the sale of the related real estate occurred as of February 1, 1997.
          The real estate was sold on September 4, 1997 for $6,000.

      3. Pro Forma interest expense includes interest on existing mortgage indebtedness assumed by RRFLP. The interest rates on the mortgage debt range from 8.0% to 9.25%. Historical interest expense on $2,300 is eliminated as that loan from related party was retired with proceeds from the sale of the real estate.

      4. Pro Forma advisory fee to related party advisor (equal to 1% of the Trust's invested assets) reflects increase related to increase in assets under management having a total appraised value of $68,485.

      5. Pro Forma depreciation and amortization represents (i) the elimination of historical amortization of the Trust related to the real estate held for sale, and (ii) depreciation of the properties owned and acquired by RRFFLP. Depreciation is computed using the straight-line method and is based upon the estimated useful live of 40 years for building and improvements and 7 years furniture and equipment. These estimated useful lives are based on management's knowledge of the properties and hotel industry in general.

          The Trust's pro forma investment in hotel properties, at cost, consist of the following:

                                                                           St. Mary's
                                                          Formation         Pro Forma
                                                         Transactions      Adjustments
                                                         ------------      -----------
                Land                                       $ 3,440           $  900
                Building and improvements                   31,395            3,615
                Furniture, fixtures and equipment            6,406            1,800
                                                           -------           ------
                                                           $41,241           $6,315
                                                           =======           ======

      6. Pro Forma general and administrative expense reflects expenses related to salaries and wages, professional fees, directors expenses and other operating expenses of the properties assumed by RRFLP and the Trust.

      7. Pro Forma real estate and personal property taxes, property and casualty insurance and ground rent expense paid by RRFLP based on historical amounts.

      8. Pro Forma minority interest represents 87.6% of net income of RRFLP attributable to minority interest holders who holds 7,191,845 limited partnership units. The Trust holds 1,020,586 units or 12.4% of the total


                                                                                      St. Mary's
                                                                       Formation      Pro Forma
                                                                      Transactions   Adjustments
                                                                      ------------   -----------



                  Pro Forma income before minority interest:
                  Trust                                                $    55          $  --
                  Scottsdale                                              (128)            --
                  RRFLP                                                  2,736           (255)
                                                                       -------          -----
                                                                         2,663           (255)
                  Minority interest in Pro Forma of RRFLP at 87.6%       2,396           (223)
                                                                       -------          -----
                                                                       $   267          $ (32)
                                                                       =======          =====